Exhibit (23)(ii)(B)

March 11, 2004

CONSENT OF THE CHIEF ENGINEERING OFFICER

I hereby consent to the incorporation by reference in the Offering Circular constituting part of the Registration Statement of Form S-3 (File No. 33-41418) filed with the Securities and Exchange Commission on June 27, 1991 of the statements and opinions as to reserves under “Item 8. Financial Statements and Supplementary Data” in Imperial Oil Limited’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in reliance upon my authority as expert and to the reference to me under the heading “Experts” in the Offering Circular as modified by the Supplement dated March 15, 2004 to such Offering Circular.

/s/ Eddie Lui

E.L. (Eddie) Lui, P.Eng. Vice-President Oil Sands Development & Research Imperial Oil Resources A wholly-owned subsidiary of Imperial Oil Limited